EXHIBIT A(13)(s)

PRUCO LIFE INSURANCE COMPANY


|  Insured                                  |  Rider for Policy No.
|                                           |
|_____________________________________      |___________________________________


INSURED'S ACCIDENTAL DEATH BENEFIT

All previous provisions of this contract with regard to accidental death benefit will end just before the date of this rider.

Benefit.--We will pay $___________ for the Insured's accidental loss of life. But our payment is subject to all the provisions of this Benefit and of the rest of this contract.

Manner of Payment.--We will include in the proceeds of this contract any payment under this Benefit.

Conditions.--Both of these conditions must be met: (1) We must receive due proof that the Insured's death was the direct result, independent of all other causes, of accidental bodily injury that occurred on or after __________________ (2) The death must occur (a) no more than 90 days after the injury; (b) while the contract is in force with no premium in default past its days of grace; and (c) before the end of the contract's term or endowment period, if any.

Exclusions.--We will not pay under this Benefit for death caused by: (1) suicide or attempted suicide while sane or insane; or (2) infirmity or disease of mind or body or treatment for it; or (3) any infection other than one caused by (a) an accidental cut or wound, or (b) accidental ingestion of a poisonous food substance.

Even if death is caused by accidental bodily injury, we will not pay for it under this Benefit if it is caused by: (1) service in the armed forces of any country(ies) at war; or (2) war or any act of war; or (3) travel by, or descent from, any aircraft if the Insured had any duties or acted in any capacity other than as a passenger at any time during the flight. But we will ignore (3) if all these statements are true of the aircraft: (a) It has fixed wings and a permitted gross takeoff weight of at least 75,000 pounds. (b) It is operated by an air carrier that is certificated under the laws of the United States or Canada to carry passengers to or from places in those countries. (c) It is not being operated for any armed forces for training or other purposes. As used here, the word aircraft includes rocket craft or any other vehicle for flight in or beyond the earth's atmosphere. The word war means declared or undeclared war and includes resistance to armed aggression.

Benefit Premiums.--We grant this Benefit in consideration of: (1) payment now of an extra premium of $____________, and (2) payment on and after _________________________ of an extra ________________ premium of $____________.
This latter amount will be added to, due at the same time as, and subject to the same conditions of payment and adjustment as the contract premiums due on and after that date.

Neither this Benefit nor the extra premium charged for it will change any loan or contract value that may be in this contract. But if the contract has a benefit for waiving premiums in the event of disability, that benefit will apply to the extra premium charged for this Benefit.

Termination.--This Benefit will end on the earliest of:

1. the end of the last day of grace of a premium in default; it will not continue if a benefit takes effect under any contract value options provision that may be in the contract;

2. the date the contract is surrendered under its Cash Value Option, if it has one; and

3. the date the contract ends for any other reason.

Further, if you ask us in writing in the premium period, we will cancel the Benefit as of the date to which premiums are paid. Contract premiums due then and later will be reduced accordingly.


                           | Rider attached to and made a part of this contract
                           |
                           |
                           | Signed by the Company,
                           |
                           |
                           | By /s/ ISABELLE L. KIRCHNER
                           |    -----------------------------
                           |        Secretary
                           |
                           |
                           | Date                      Attest
                           |____________________________________________________


PLI 69--82                                                     Printed in U.S.A.

                                     II-198